Exhibit 99.1

Graham Corporation

Amended and Restated Policy on Stockholder Rights Plans

Given the current market conditions stemming from the COVID-19 pandemic, the Board of Directors (the “Board”) of Graham Corporation (the “Corporation”) has determined to ratify its existing Policy on Stockholder Rights Plans by amending and restating that policy as follows.

The Board will obtain stockholder approval prior to adopting a stockholder rights plan, except in the following limited circumstance. If a majority of the independent members of the Board, in the exercise of their fiduciary duties, conclude that it would be detrimental to the best interests of the Corporation and the holders of the majority of the shares of the Corporation’s common stock to defer the effectiveness of a stockholder rights plan until stockholder approval of the plan can be obtained, then the Board may implement a stockholder rights plan prior to obtaining stockholder approval.

In such a case, the Board will submit the stockholder rights plan to stockholders for approval prior to the first anniversary date of the effective date of the plan or the plan will otherwise terminate. If stockholder approval is not obtained prior to that first anniversary, the rights plan will terminate not later than 30 days after the vote has been certified by the inspector of elections.